Exhibit 4.3

Execution Version

SECOND SUPPLEMENTAL INDENTURE

between

COEUR MINING, INC., as Company,

COEUR ALASKA, INC., COEUR CAPITAL, INC., COEUR EXPLORATIONS, INC., COEUR ROCHESTER, INC. and COEUR SOUTH AMERICA CORP., as Guarantors

and

THE BANK OF NEW YORK MELLON, as Trustee

Dated as of March 12, 2014

Supplemental to Indenture

Dated as of January 29, 2013

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of the 12th of March, 2014, among Coeur Mining, Inc., a Delaware corporation (formerly known as Coeur d’Alene Mines Corporation) (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 29, 2013, providing for the issuance of $300,000,000 aggregate principal amount of 7.875% Senior Notes due 2021 (the “Initial Notes”);

WHEREAS, the Indenture provides that the Company may, subject to compliance with Section 4.09 of the Indenture, issue Additional Notes;

WHEREAS, Section 9.01(6) of the Indenture provides that the Indenture may be amended or supplemented without the consent of any Holder to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

WHEREAS, the Indenture provides that the term “Registration Rights Agreement” includes one or more registration rights agreements related to rights given by the Company to the purchasers of Additional Notes, and the Company wishes to give registration rights to the purchasers of the New Notes (as defined below);

WHEREAS, all things necessary to make the New Notes, when executed by the Company, as applicable, and authenticated and delivered by the Trustee and issued upon the terms and subject to the conditions set forth herein and in the Indenture against payment therefor, the valid, binding and legal obligations of the Company and to make this Second Supplemental Indenture a valid, binding and legal agreement of the Company and the Guarantors, have been done;

WHEREAS, the Company and the Guarantors have each been authorized by a resolution of their respective Board of Directors to enter into this Second Supplemental Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party hereby covenants and agrees for the equal and ratable benefit of the Holders as follows:

1. AUTHORIZATION AND ISSUANCE OF NEW NOTES. Pursuant to Section 2.02 of the Indenture, on the date hereof the Company shall issue $150,000,000 aggregate principal amount of Additional Notes (the “New Notes”), which will have identical terms as the Initial Notes, except that: (1) the New Notes will have a different date of issuance and issue price; (2) the Registration Rights Agreement with respect to the New Notes shall be the Registration Rights Agreement, dated March 12, 2014, among the Company, the Guarantors and the other parties named on the signature pages thereof (the “New Registration Rights Agreement”); and (3) the New Notes will be issued initially in the form of Restricted Global Notes bearing the Private Placement Legend. In accordance with the Indenture, the Initial Notes and the New Notes (collectively, the “Notes”) will be treated as a single class for all purposes under the Indenture.

2. REGISTRATION RIGHTS AGREEMENT. The parties hereto hereby agree and acknowledge that the New Registration Rights Agreement is a “Registration Rights Agreement” for purposes of the Indenture.

3. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

4. AGREEMENT TO GUARANTEE. The Guarantors hereby agree and acknowledge that they are providing an unconditional Guarantee of the New Notes and all other obligations of the Company on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

5. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

6. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7. COUNTERPARTS. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: March 12, 2014

COEUR MINING, INC.

By:	/s/ Peter Mitchell
	Name:	Peter C. Mitchell
	Title:	Sr. Vice President and Chief Financial Officer

COEUR ALASKA, INC.

By:	/s/ Peter Mitchell
	Name:	Peter C. Mitchell
	Title:	Vice President

COEUR CAPITAL, INC.

By:	/s/ Peter Mitchell
	Name:	Peter C. Mitchell
	Title:	Vice President

COEUR EXPLORATIONS, INC.

By:	/s/ Peter Mitchell
	Name:	Peter C. Mitchell
	Title:	Vice President

COEUR ROCHESTER, INC.

By:	/s/ Peter Mitchell
	Name:	Peter C. Mitchell
	Title:	Vice President

COEUR SOUTH AMERICA CORP.

By:	/s/ Peter Mitchell
	Name:	Peter C. Mitchell
	Title:	Vice President

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ M. Drinkard
	Name:	M. Drinkard
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]